Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Tuesday, May 6, 2025

HYSTER-YALE
ANNOUNCES FIRST QUARTER 2025 RESULTS

Q1 2025 Consolidated Highlights:
•Consolidated revenues of $910 million
•Consolidated operating profit of $21.3 million in line with company expectations
•Significant increase in Q1 2025 Lift Truck bookings compared to prior year and Q4 2024
•Inventory decreased $69 million in Q1 2025 compared to Q1 2024
•Market demand growth expected in second half of 2025, absent the potential effects from tariffs

Cleveland, Ohio, May 6, 2025: Hyster-Yale, Inc. (NYSE: HY) reported the following consolidated results for the three months ended March 31, 2025.

	Three Months Ended
($ in millions except per share amounts)	Q1 2025	Q1 2024	% Change	Q4 2024	% Change
Revenues	$910.4	$1,056.5	(14)%	$1,067.5	(15)%
Operating Profit	$21.3	$83.8	(75)%	$32.3	(34)%
Net Income	$8.6	$51.5	(83)%	$10.3	(17)%
Diluted Earnings per Share	$0.48	$2.93	(84)%	$0.58	(17)%

Adjusted Operating Profit(1)	$21.5	$83.8	(74)%	$53.7	(60)%
Adjusted Net Income(1)	$8.7	$51.5	(83)%	$26.1	(67)%
Adjusted Diluted Earnings per Share(1)	$0.49	$2.93	(83)%	$1.47	(67)%
(1) Reconciliations of reported to adjusted figures are included below.

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions except per share amounts)	Q1 2025	Q1 2024	% Change	Q4 2024	% Change
Revenues	$864.4	$1,006.8	(14)%	$1,021.6	(15)%
Americas(2)	$698.9	$769.7	(9)%	$800.2	(13)%
EMEA(2)	$118.2	$199.4	(41)%	$175.4	(33)%
JAPIC(2)	$47.3	$37.7	25%	$46.0	3%
(2) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Q1 2025 Lift Truck revenues declined 14% from prior year and 15% sequentially primarily due to lower sales volumes in the Americas and EMEA. The decline was in line with the Company’s expectations and was due to reduced lift truck market demand and bookings levels in the second half of 2024. Overall, Lift Truck revenues contracted across its product portfolio compared to the strong performance in Q1 2024.
•Reduced Americas' sales, particularly for higher-value Class 4 and Class 5 internal combustion engine trucks.
•EMEA product revenues declined year-over-year primarily due to lower Class 1 product sales.
•In JAPIC, favorable revenue as result of increased volume and product mix shift towards Big Trucks.
•Sequentially, Lift Truck revenues declined largely due to reduced bookings during the latter part of 2024. This decline subsequently led to decreased production in Q1 2025.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q1 2025	Q1 2024	% Change	Q4 2024	% Change
Gross Profit	$160.8	$215.6	(25)%	$191.8	(16)%
Americas	$144.5	$178.1	(19)%	$167.0	(13)%
EMEA	$12.9	$33.9	(62)%	$22.2	(42)%
JAPIC	$3.4	$3.6	(6)%	$2.6	31%
Operating Profit (Loss)	$30.2	$89.3	(66)%	$45.3	(33)%
Americas	$52.4	$89.6	(42)%	$71.8	(27)%
EMEA	$(14.9)	$5.2	n.m.	$(11.8)	(26)%
JAPIC	$(7.3)	$(5.5)	(33)%	$(14.7)	50%

Adjusted Operating Profit (Loss)(1)	$30.4	$89.3	(66)%	$62.1	(51)%
Americas(1)	$53.1	$89.6	(41)%	$78.6	(32)%
EMEA(1)	$(16.2)	$5.2	n.m.	$(9.4)	(72)%
JAPIC(1)	$(6.5)	$(5.5)	(18)%	$(7.1)	8%
(1) Reconciliations of reported to adjusted figures are included below.
n.m. - not meaningful

•Lift Truck adjusted operating profit declined significantly versus prior year. While product margins remained above targeted levels largely due to favorable pricing, gross profit declined by 25% year-over-year due to reduced volumes and related lower manufacturing overhead absorption. Material and freight cost inflation were also headwinds in Q1 2025. First quarter operating costs rose slightly year-over-year, in part due to ongoing development of information technology systems and customer support infrastructure. These initiatives aim to enhance efficiency, accelerate new product introductions and support efforts to gain market share.
•Americas operating profit declined primarily as a result of reduced Class 4 and 5 1- to 3.5-ton truck volumes and related lower manufacturing overhead absorption as well as higher material and freight costs. Warranty costs for newly introduced products were below Q4 2024 levels but remain elevated compared to prior models.
•EMEA's operating loss was primarily driven by reduced volumes and related lower manufacturing absorption caused by production declines.

Bolzoni Results

($ in millions)	Q1 2025	Q1 2024	% Change	Q4 2024	% Change
Revenues	$80.3	$96.2	(17)%	$82.9	(3)%
Gross Profit	$18.5	$21.8	(15)%	$17.9	3%
Operating Profit	$0.6	$3.3	(82)%	$(4.4)	114%

Adjusted Operating Profit (Loss)(1)	$0.6	$3.3	(82)%	$(0.1)	n.m.
(1) Reconciliations of reported to adjusted figures are included below.

Bolzoni's revenues declined primarily due to the planned phase-out of lower-margin legacy products. Gross profit margins improved versus prior year due to improved pricing and lower material costs, while reduced volumes negatively impacted gross profit. Bolzoni’s Q1 2025 operating expenses were below prior year levels as a result of strong cost management. Adjusted operating profits and margins declined compared to Q1 2024 largely as a result of lower volumes.

Sequentially, Bolzoni’s adjusted operating profit increased due to improved product margins and cost management in Q1 2025.

Nuvera Results

($ in millions)	Q1 2025	Q1 2024	% Change	Q4 2024	% Change
Revenues	$—	$0.5	(100)%	$0.4	(100)%
Gross Profit (Loss)	$(2.0)	$(2.3)	13%	$(1.8)	(11)%
Operating Loss	$(9.9)	$(9.4)	(5)%	$(8.3)	(19)%

Adjusted Operating Profit (Loss)(1)	$(9.9)	$(9.4)	(5)%	$(8.0)	(24)%
(1) Reconciliations of reported to adjusted figures are included below.

Nuvera did not generate revenue in Q1 2025 due to the state of the sustainable energy markets. During the quarter, Nuvera concentrated on further developing its HydroChargeTM mobile charging product and final development of the 125 kW fuel cell.

Nuvera’s operating loss increased year-over-year and sequentially primarily due to higher research and development expenses and lower U.S. Department of Defense funding received in both prior periods. These elevated costs were partially offset by savings realized through head count reduction initiatives implemented in 2024.

Income Tax Expense
The Company reported income tax expense of $8.1 million for Q1 2025 was down from $25.1 million in Q1 2024. This decrease is primarily attributable to lower current year pre-tax earnings. The effective tax rate is above prior year level due to the combination of lower earnings, the required capitalization of research and development costs for U.S. tax purposes, as well as the Company's inability to recognize deferred tax assets as a result of its U.S. valuation allowance position.

Liquidity and Capital Allocation

($ in millions)	March 31, 2025	March 31, 2024	December 31, 2024
Debt	$484.0	$474.8	$440.7
Cash	77.2	62.2	96.6
Net Debt	$406.8	$412.6	$344.1
Adjusted EBITDA(3)	$258.8	$300.5	$320.2
Net Debt /Adjusted EBITDA	1.6	1.4	1.1
(3) Adjusted EBITDA is presented for the last twelve month period. Reconciliation of adjusted EBITDA is included below.

The Company remains focused on strengthening its balance sheet and maintaining a strong net debt-to-adjusted EBITDA ratio. The Company’s disciplined leverage and liquidity management are helping to offset the pressures from reduced net income and operating cash outflows in Q1 2025. These actions reflect a commitment to financial resilience while navigating complex market dynamics and reduced production levels.

During Q1 2025, the Company experienced operating cash outflows of $36 million primarily due to reduced net income and unfavorable working capital changes. Reduced manufacturing inventory expenditures due to lower production volumes resulted in lower inventory and payables balances than a year ago. While lower inventory levels contributed positively to cash flow, this working capital benefit was more than offset by cash used to fund payables.

The Company continues to focus on decreasing working capital, especially through inventory efficiency.
•In January 2025, the Company implemented a six-week firm production schedule to further improve inventory efficiency. As result, Q1 2025 raw materials and work-in-progress inventory levels dropped year-over-year and sequentially.
•Q1 2025 inventory levels decreased by $69 million compared to Q1 2024, resulting from better alignment between production requirements and available materials.
•Working capital represented 22% of sales as of Q1 2025, increasing from year-end 2024 primarily as a result of lower Q1 2025 revenues.

Outlook

Consolidated Strategic Perspective

On April 30, 2025, the Company announced a strategic realignment of its Nuvera fuel cell business designed both to increase near term profits and to create an integrated energy solutions program at its Billerica, Massachusetts facility, which will be part of the Lift Truck business. The energy solutions program will include:

•Development, manufacturing, and commercialization of its lithium-ion battery modules, battery chargers, battery management systems, and energy management services. These activities are critical to the Lift Truck's success as the business expects next generation batteries to be broadly used in electric forklift trucks.

•Development, manufacturing and commercialization of a mobile, modular and scalable hybrid electric charging platform to provide off-grid power solutions. This platform will be configured to use the Lift Truck’s battery solutions as well as a variant called HydroChargeTM that incorporates Nuvera's patented fuel cell technology.

•A significantly downsized and more limited fuel cell development program focused on the final development and testing of a higher powered 125KW fuel cell for use in the Lift Truck’s port equipment and larger HydroChargeTM applications. This more modest fuel cell program reflects the Company’s conclusion that its current fuel cell business will not reach its profitability objectives in an acceptable period. The underlying analysis is based on recent fuel cells uptake rates as an energy solution, and on a significantly changed political environment in the U.S. and globally.

This strategic realignment is expected to achieve direct annualized cost reductions of $15 to $20 million starting in the second half of 2025. The Company also expects an additional $10 to $15 million of Nuvera's costs to be absorbed by the Lift Truck business, largely to staff open positions, with the goal of accelerating development of batteries and related services and mobile charging products. As result of these actions, approximately $15 to $18 million of employee severance and impairment costs are expected in Q2 2025. Additional charges or expenditures are possible as the program progresses.

This program takes advantage of Nuvera's technical skill base in each of the above initiatives. It lays the groundwork for:
•more rapid maturity, growth and profitability of its battery and charger programs;
•development, manufacturing and commercialization of its charging platforms for off grid power solutions; and
•completion of its port equipment electric power solutions.

The energy solutions program has significant technical and product synergies between fuel cells, lithium-ion batteries, chargers and mobile charge equipment in areas such as controls, packaging, cooling and manufacturing.

Battery program sales in 2025 are expected to accelerate from 2024 levels and continue growing in the following years. Initial HydroChargeTM product sales are expected to begin in the second half of 2025, while battery and fuel cell electric port equipment trucks are currently testing in customer applications. These three product activities are expected to meet Lift Truck’s end user and dealer electric product distribution needs while providing additional service revenue opportunities over time.

This strategic realignment is part of Hyster-Yale’s broader change program aimed at transforming the way the world moves materials from Port to Home. It focuses on transforming Hyster-Yale’s core lift truck business while building new growth opportunities in the warehouse forklift truck market, automation, energy solutions, and attachment activities through its Lift Truck and Bolzoni businesses. The Company's ongoing programs to develop modular, scalable products, optimize its manufacturing footprint, streamline its supplier structure, and expand its customer base with optimized customer solutions are key to the transformation of the core forklift truck business. With the new growth opportunities, these programs are expected to lead to significant revenue increases and enhanced operating profitability across the forklift truck market cycle while lowering capital intensity and improving historical returns on total capital employed.

The Company’s full-year 2025 outlook includes anticipated negative tariff impacts along with Hyster-Yale’s proactive initiatives—including pricing programs, global product resourcing, supply chain adjustments, and cost optimization programs. This forecast has several key assumptions, including:
1.U.S. tariffs in effect on April 9, 2025, as the baseline;
2.no reinstatement of April 9, 2025 tariffs that were paused for 90 days;
3.current Section 301 tariff exemption related to lift truck parts not extended beyond May 31, 2025;
4.no additional tariffs will be added globally;
5.company demand forecasts based on bookings trends, backlog levels and market data;
6.no significant demand decline stemming from a U.S. or global economic recession or tariffs; and
7.the successful implementation of the Company’s proactive initiatives outlined above.

Despite the current challenging economic environment, the Company remains steadfast in its commitment to delivering optimal solutions and exceptional customer care and positioning the Company for substantial long-term profitable growth.

Lift Truck Business

The Company estimates that the global lift truck bookings market slightly improved in Q1 2025 compared to the prior year.

Lift Truck bookings and backlog were as follows:

(In millions)	Q1 2025	Q1 2024	% Change	Q4 2024	% Change
Unit Bookings $ Value	$590	$520	13%	$400	48%
Unit Backlog $ Value	$1,910	$3,060	(38)%	$1,930	(1)%
The Company experienced a substantial increase in Q1 2025 bookings, predominately in Americas and EMEA. Bookings of $590 million increased 48% sequentially and 13% year-over-year. This improvement was driven by heightened demand for higher-priced, Class 4 and 5 products including the Company's new modular, scalable lift trucks.

These results highlight early signs of lift truck booking market recovery, especially in EMEA. The Company remains well-positioned to capture additional market share across its product portfolio, reinforcing its long-term strategic goals. The market is expected to stabilize and improve across 2025, absent the potential effects from tariffs, which we believe caused order hesitation in April.

The Company began 2025 with a backlog of $1.9 billion, which remained stable in the first quarter. Full-year production forecasts project an increasing rate compared to Q1 levels, with full-year revenues projected to slightly exceed annualized first quarter levels. While maintaining a consistent backlog, the Company continues to balance production levels with demand for the Company's products. Production rates are anticipated to increase in Q2 2025, followed by continued lift truck market booking growth in the second half of 2025. This is expected to position the Company for accelerated growth in 2026. However, if the bookings market or the Company's expected market share improvements fail to meet expectations, its global production levels will likely moderate in the latter half of 2025.

The Company continues to focus on maintaining bookings with product margins at or above targeted levels through a combination of new product introductions, including modular and scalable models, and ongoing cost and pricing discipline in existing products. Product margins are expected to decline in 2025 compared to the prior year due to increased competitive market dynamics but remain above target levels. Price increases were implemented during Q1 2025 to counter inflationary costs as well as initial tariffs implemented before March 31, 2025. The Company’s prices are expected to be adjusted quickly to limit the tariff impact on its cost structure. Despite these challenging conditions, market share growth opportunities are expected to further strengthen the Company’s competitive positioning across its product portfolio.

Projects initiated in 2024 to streamline the Company's manufacturing footprint and optimize its operations are progressing as planned. As part of the project implementation, the Company anticipates incurring additional costs estimated between $8 million to $16 million in both 2025 and 2026. Initial benefits from these programs are expected in late 2025 but are expected to be offset by operational inefficiencies related to lower 2025 full-year production relative to 2024. In 2026, benefits are projected to remain modest as the programs are fully integrated. Starting in 2027, these fully developed programs should generate significant income and cash benefits ranging between $30 million to $40 million annually. These savings will significantly reduce the business’ negative impact from market cyclicality for the businesses. Savings estimates are based on current expected volume and cost assumptions.

Operating expense is expected to increase year-over-year in 2025 to support strategic long-term profitable growth initiatives. The Company plans to expand its sales capacity and capabilities while upgrading its core information technology systems. A portion of these increased expenses are likely to be offset by leveraging lower-cost shared service capabilities and implementing more efficient processes and tools.

Operating profit is expected to moderately decline in the second quarter compared to the first quarter, despite anticipated production increases driven by strong bookings in Q1 2025. Second quarter profitability will be adversely affected by the impact of tariffs and a temporary lag in the implementation of price increases.
As a result of the above factors and consistent with our prior view, 2025 operating profit is expected to be below 2024’s exceptionally strong results.

Bolzoni
Bolzoni's second-quarter revenues are projected to modestly improve compared to the first quarter. Improved attachment sales are expected to offset reduced legacy component sales to the Lift Truck business. Second quarter operating profit is anticipated to moderately increase due to a favorable product mix.

Full year 2025 revenues are expected to decline year-over-year, reflecting weaker demand projections across its customer base. While improved product mix and ongoing cost discipline expected to provide some benefit, it is not expected to fully offset the revenue decline. As result, Bolzoni's full-year 2025 operating profit is anticipated to fall below 2024's adjusted operating profit.

Consolidated

Consistent with our prior outlook, the Company's full year 2025 revenues, production levels and profits are expected to be below robust 2024 results. Looking ahead, we anticipate modest sequential revenue growth in Q2 2025. However, consolidated operating profit for Q2 2025 is expected to decline moderately compared to Q1 2025, largely due to the timing of tariff-related cost increases and the actions taken to mitigate their impact. Current global trade policies and geopolitical uncertainty, among other factors, may cause the Company’s results to deviate from its current outlook.

The financial discipline established over the past several years has been designed to deliver stronger and more consistent financial results. The Company targets a 7% operating profit margin across the business cycle. During periods of strong backlog-driven production, such as those experienced in early 2024, the Company should exceed this target. However, during cyclically lower lift truck market demand phases, the Company expects to remain profitable, likely generating operating profit margins below the 7% target. Profit stability across periods of revenue cyclicality improves the Company’s financial resiliency and marks a significant improvement from prior performance.

The Company continues to focus on generating strong operating cash flow and accretive capital deployment. To support these goals, the Company is actively implementing initiatives to drive working capital efficiency. With the expected 2025 lift truck production decrease, there is an intense focus on realigning production and working capital processes. Key actions, including targeted inventory reductions, are underway and are expected to yield significant progress in 2025. These efforts support strong full-year cash flow from operations projections, moderately below those achieved in 2024, despite the projected lower 2025 net income.

The effective utilization of these strong cash flows is critical to the Company’s ongoing transformation. This involves substantial capital investments in advanced products, manufacturing efficiencies and information technology upgrades. For 2025, capital expenditures are now forecasted to range between $40 million and $65 million. The top end of the range is below initial expectations, reflecting spending discipline and project prioritization as a result of increased global economic uncertainty. Management will closely monitor market conditions and may adjust investments levels and timing as market visibility improves.

As the Company continues to generate cash, it remains committed to its disciplined capital allocation framework. This includes reducing leverage, executing strategic investments to support profitable growth, and delivering sustainable value and strong returns to shareholders.

Long-Term Objectives
Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises: first, to provide optimal solutions for our customers, and second, to provide exceptional customer care. The Company is focused on execution of established strategic initiatives and key projects to transform the Company’s core lift truck business while building new business opportunities in the warehouse lift truck, vehicle automation, energy management and attachment business activities. These complementary growth and profit improvement projects should help the Company fulfill these two promises as well as achieve long-term revenue and operating profit growth rates above the material handling market's expected growth rates. The Company believes key projects will contribute to an increased and sustainable lift truck and attachment competitive advantage over time.

Further information regarding the Company's strategic initiatives can be found in the Company's Q1 2025 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material to ensure a clear understanding of Hyster-Yale's future direction.

*****

Conference Call
The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Wednesday, May 7, 2025, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investor-overview. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Reconciliations and Other Measures
The Company uses certain financial measures not in accordance with U.S. generally accepted accounting principles ("GAAP") to analyze and manage the performance of the Company. These include, Adjusted Operating Profit (Loss), Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA.

Adjusted Operating Profit (Loss), Adjusted Net Income and Adjusted Diluted Earnings per Share exclude restructuring and impairment charges, referred to in the release as manufacturing footprint improvement and operational optimization charges, from the comparable GAAP measurement. The Company believes that these adjusted measures provide investors with a useful perspective on underlying business results and trends and help with assessing period-over-period results. Reconciliations of adjusted results to the most directly comparable GAAP measures are included in the financial highlights.

Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA are provided as supplemental measures. Adjusted EBITDA is defined as income (loss) before income taxes and noncontrolling interests plus restructuring and impairment charges, referred to in the release as manufacturing footprint improvement and operational optimization charges, net interest expense and depreciation and amortization expense. Net Debt is defined as debt less cash. These measures are not GAAP measurements and should not be considered as substitutes for operating profit (loss), net income (loss) or debt. Management believes that these measures help investors understand the Company's results of operations.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the imposition of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory tariffs imposed by other countries where the Company does business, (3) delays in manufacturing and delivery schedules, (4) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (5) customer acceptance of pricing, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (8) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (11) the successful commercialization of products and technology related to the energy solutions program, (12) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the ability to attract, retain, and replace workforce and administrative employees, (18) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (19) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments and hydrogen fuel cell power products aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

*****

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED
	MARCH 31
	2025	2024
	(In millions, except per share data)

Revenues	$910.4	$1,056.5
Cost of sales	732.7	820.8
Gross Profit	177.7	235.7
Selling, general and administrative expenses	156.2	151.9
Restructuring charges[1]	0.2	—
Operating Profit	21.3	83.8
Other (income) expense
Interest expense	7.7	8.9
Income from unconsolidated affiliates	(2.9)	(1.0)
Other, net	(0.3)	(1.0)
Income before Income Taxes	16.8	76.9
Income tax expense	8.1	25.1
Net income attributable to noncontrolling interests	—	(0.2)
Net income attributable to redeemable noncontrolling interests	0.1	0.1
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)
Net Income Attributable to Stockholders	$8.6	$51.5

Basic Earnings per Share	$0.49	$2.97
Diluted Earnings per Share	$0.48	$2.93
Basic Weighted Average Shares Outstanding	17.556	17.339
Diluted Weighted Average Shares Outstanding	17.766	17.592

1 - Restructuring and impairment charges are referred to in the earnings release as "manufacturing footprint improvement and operational optimization charges."

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED
	MARCH 31
	2025	2024
	(In millions)
Revenues
Americas	$698.9	$769.7
EMEA	118.2	199.4
JAPIC	47.3	37.7
Lift Truck Business	$864.4	$1,006.8
Bolzoni	80.3	96.2
Nuvera	—	0.5
Eliminations	(34.3)	(47.0)
Total	$910.4	$1,056.5

Gross profit (loss)
Americas	$144.5	$178.1
EMEA	12.9	33.9
JAPIC	3.4	3.6
Lift Truck Business	$160.8	$215.6
Bolzoni	18.5	21.8
Nuvera	(2.0)	(2.3)
Eliminations	0.4	0.6
Total	$177.7	$235.7

Operating profit (loss)
Americas	$52.4	$89.6
EMEA	(14.9)	5.2
JAPIC	(7.3)	(5.5)
Lift Truck Business	$30.2	$89.3
Bolzoni	0.6	3.3
Nuvera	(9.9)	(9.4)
Eliminations	0.4	0.6
Total	$21.3	$83.8

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Three Months Ended
			March 31
			2025	2024
			(In millions)
Net cash provided by (used for) operating activities			$(36.4)	$22.4
Net cash used for investing activities			(10.3)	(7.0)
Cash Flow Before Financing Activities			$(46.7)	$15.4

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(In millions)
Debt	$484.0	$440.7	$465.8	$501.9
Cash	77.2	96.6	75.6	66.5
Net Debt	$406.8	$344.1	$390.2	$435.4

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(In millions)
Accounts Receivable	$506.1	$488.4	$542.5	$578.7
Inventory	772.7	754.3	855.3	790.7
Accounts Payable	474.1	455.5	533.9	513.5
Working Capital	$804.7	$787.2	$863.9	$855.9
	/

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	LTM 3/31/2025
	(In millions)
Net Income Attributable to Stockholders	$8.6	$10.3	$17.2	$63.3	$99.4
Noncontrolling interest income and dividends	0.1	0.4	0.6	0.6	1.7
Income tax expense	8.1	13.3	10.3	26.1	57.8
Interest expense	7.7	7.7	8.4	8.8	32.6
Interest income	(0.7)	(0.4)	(0.5)	(0.8)	(2.4)
Depreciation and amortization expense	11.0	11.8	11.7	12.4	46.9
Restructuring and impairment charges[1]	0.2	21.4	1.2	—	22.8
Adjusted EBITDA	$35.0	$64.5	$48.9	$110.4	$258.8

[1] - Restructuring and impairment charges are referred to in the earnings release as "manufacturing footprint improvement and operational optimization charges".

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED RESULTS

	Three months ended
	March 31,		December 31,
	2025	2024	2024
	(In millions, except per share data)

Operating Profit	$21.3	$83.8	$32.3
Adjustments:
Restructuring and impairment charges[1]	0.2	—	21.4
Adjusted Operating Profit	$21.5	$83.8	$53.7

Net Income Attributable to Stockholders	$8.6	$51.5	$10.3
Adjustments:
Restructuring and impairment charges[1]	0.2	—	21.4
Income tax expense (credit)[2]	(0.1)	—	(5.6)
Adjusted Net Income Attributable to Stockholders	$8.7	$51.5	$26.1

Diluted earnings per share	$0.48	$2.93	$0.58
Adjustments:
Restructuring and impairment charges[1]	0.01	—	1.20
Income tax expense (credit)[2]	—	—	(0.31)
Adjusted diluted earnings per share	$0.49	$2.93	$1.47

[1] - Restructuring and impairment charges are referred to in the earnings release as "manufacturing footprint improvement and operational optimization charges".
[2] - Tax adjustment at statutory rate of 26%.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED OPERATING PROFIT (LOSS)

	Q1 2025	Q1 2024	Q4 2024
	(In millions)

Americas
Operating profit (loss)	$52.4	$89.6	$71.8
Adjustments:
Restructuring and impairment charges[1]	0.7	—	6.8
Adjusted operating profit	$53.1	$89.6	$78.6
EMEA
Operating profit (loss)	$(14.9)	$5.2	$(11.8)
Adjustments:
Restructuring and impairment charges (reversals)[1]	(1.3)	—	2.4
Adjusted operating profit (loss)	$(16.2)	$5.2	$(9.4)
JAPIC
Operating profit (loss)	$(7.3)	$(5.5)	$(14.7)
Adjustments:
Restructuring and impairment charges[1]	0.8	—	7.6
Adjusted operating profit (loss)	$(6.5)	$(5.5)	$(7.1)
Lift Truck
Operating profit (loss)	$30.2	$89.3	$45.3
Adjustments:
Restructuring and impairment charges[1]	0.2	—	16.8
Adjusted operating profit	$30.4	$89.3	$62.1
Bolzoni
Operating profit (loss)	$0.6	$3.3	$(4.4)
Adjustments:
Restructuring and impairment charges[1]	—	—	4.3
Adjusted operating profit (loss)	$0.6	$3.3	$(0.1)
Nuvera
Operating profit (loss)	$(9.9)	$(9.4)	$(8.3)
Adjustments:
Restructuring and impairment charges[1]	—	—	0.3
Adjusted operating profit (loss)	$(9.9)	$(9.4)	$(8.0)
Total
Operating profit (loss)	$21.3	$83.8	$32.3
Adjustments:
Restructuring and impairment charges[1]	0.2	—	21.4
Adjusted operating profit	$21.5	$83.8	$53.7
[1] - Restructuring and impairment charges are referred to in the earnings release as "manufacturing footprint improvement and operational optimization charges".